Exhibit 99.1

January 29, 2015

PDC Energy Announces Year-End 2014 Proved Reserves of 250 MMBoe; Meets 2014 Production Guidance with 9.3 MMBoe from Continuing Operations

DENVER, CO, January 29, 2015: PDC Energy, Inc. (“PDC,” the “Company,” “we” or “us”) (NASDAQ: PDCE) today reported year-end 2014 reserves and production.

2014 Proved Reserves (“1P”)

PDC’s total proved reserves as of December 31, 2014 increased 11% to 250 million barrels of oil equivalent (“MMBoe”), compared to 226 MMBoe reported as of December 31, 2013, after adjusting for the subsequent divestiture of its Marcellus dry-gas assets. The value of the Company’s proved reserves, discounted at ten percent and before tax, increased to $3.5 billion as of December 31, 2014 compared with $2.7 billion as of year-end 2013, driven primarily by reserve additions in the Wattenberg Field. Proved reserves at year-end 2014 were comprised of approximately 64% liquids and 36% natural gas and are 30% proved developed.

The Company’s proved reserve additions included further downspacing in the Wattenberg Field and an increase in per well reserves in its Inner Core horizontal wells targeting the Niobrara formation. Total gross proved undeveloped (“PUD”) horizontal locations in Wattenberg increased to 770, with 700 in the Niobrara and 70 in the Codell.

Bart Brookman, President and Chief Executive Officer, stated, “We are very pleased with our year-end 2014 reserves and the resulting reserve replacement of 357%. We had solid, full-year 2014 production of approximately 9.3 MMBoe – in line with our guidance for continuing operations – despite extremely cold weather and third-party midstream issues during the fourth quarter. Our 2015 budget is based on continuing to run five drilling rigs in Wattenberg, capitalizing on the superior economics of our substantial inventory of core locations. Though we are very well hedged in 2015 and 2016, we will continue to monitor commodity prices as well as focus intensely on cost reductions and improved operational efficiencies. Most importantly, we will stay disciplined in maintaining our strong balance sheet and solid debt metrics.”

PDC’s independent reserve engineering firm, Ryder Scott Company, L.P., completed its estimate of the Company’s year-end 2014 proved reserves in accordance with Securities and Exchange Commission (“SEC”) guidelines using NYMEX prices of $94.99 per barrel (“Bbl”) for crude oil and $4.35 per million British Thermal Units (“MMBtu”) for natural gas, before adjustments for energy content, quality, midstream fees, and basis differentials.

2014 Year-End Proved Reserves Summary
	Proved Reserves (MMBoe)	BTAX PV-10 ($MM)	BTAX PV-10 ($/Boe)
Beginning balance at December 31, 2013	265.8	$2,704	$10.17
Drilling, extensions, additions and revisions	33.2
Divestitures	(39.6)
2014 production from continuing operations	(9.3)

Ending balance at December 31, 2014	250.1	$3,450	$13.80

The Company has stress-tested its proved reserves to determine the impact of lower commodity prices. Replacing the 2014 SEC NYMEX commodity prices with those shown in the table below, and leaving all other parameters unchanged, results in a decrease in PDC’s total proved reserves of 9% or less.

2014 Year-End Proved Reserves Price Stress Test
Pricing Scenario - NYMEX	Proved Reserves (MMBoe)	Changes from SEC Reserves
$94.99/Bbl, $4.35/MMBtu (SEC)	250.1	—
$70.00/Bbl, $4.00/MMBtu	238.0	(5%)
$60.00/Bbl, $3.50/MMBtu	234.0	(7%)
$50.00/Bbl, $3.25/MMBtu	227.0	(9%)

For 2014, the Company has a net increase in proved reserves of 33 MMBoe through drilling, extensions, additions and revisions. Included in the increase is approximately 41 MMBoe of net additions in the Wattenberg Field primarily as a result of optimizing the Company’s five-year development plan to focus on its most economic Inner and Middle Core areas. Also included in the net increase is a negative revision of approximately 8 MMBoe as a result of the reclassification of Utica PUD reserves to the probable category due to the change in the Utica development plan. Finally, in October 2014, the Company divested its 40 MMBoe of Marcellus dry-gas assets.

The following table provides PDC’s year-end 2013 and 2014 total proved reserves (“1P”) by operating area:

Total Proved Reserves (1P) at December 31, (MMBoe)
	2013	2014
Wattenberg	211.9	244.8
Appalachia - Marcellus	39.5	0
Utica	14.4	5.3

Total:	265.8	250.1

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2014 Proved, Probable, and Possible Reserves (“3P”)

PDC’s internal estimate of 3P reserves increased to 993 MMBoe as of December 31, 2014 and contains an estimated 66% liquids and 34% natural gas. The Company’s 3P reserves as of December 31, 2013 adjusted for the divestiture of dry-gas Marcellus assets were 721 MMBoe. The 38% increase in the Company’s 3P reserves from year-end 2013 was primarily related to additional downspacing in the Wattenberg Field.

Utica Non-Cash Impairment

The Company expects in its fourth quarter 2014 financial reporting to incur a non-cash impairment of between $150 and $170 million related to its Utica shale assets in southeast Ohio. This impairment is due to low commodity prices and large natural gas differentials in Appalachian Basin and includes both PUD reclassifications to probable related to a change in the Utica development plan and a write down of a portion of its leasehold. The Company remains committed to its Utica Shale resource in the condensate and wet gas windows.

Operational Update

PDC’s full-year 2014 production was approximately 9.3 MMBoe or 25,460 Boe per day from its continuing operations in Wattenberg and Utica, a 51% increase compared to 2013 production from those two areas. In the fourth quarter, the Company turned-in-line 41 horizontal wells, including 37 wells in the Wattenberg Field and the 4-well Dynamite Pad in Utica. In 2015, the Company is implementing two initiatives to enhance capital efficiency in the Wattenberg Field. The first is tighter spacing between frac stages which is projected to increase per well expected ultimate recovery (EUR) by approximately 10%. Secondly, the Company plans to drill 40% of its wells in 2015 with extended laterals (approximately 6,500’ to 7,000’) which are expected to increase per well EURs by 30% to 50%. The Company also anticipates its service costs may be reduced by 10% to 25% in 2015 due to low commodity prices; such cost reductions, however, are not yet reflected in its 2015 capital budget of $557 million.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: JP Morgan Global High Yield & Leverage Finance Conference in Miami, Florida on February 23, 2015; and Credit Suisse Energy Summit in Vail, Colorado on February 24, 2015. The Company also plans to host an Analyst Day in New York on Thursday, April 9, 2015 at the NASDAQ Market Site, 4 Times Square, New York, New York. Please see the Company’s website at www.pdce.com for details and webcast information. The related slide presentations are expected to be available on the Company’s website immediately prior to the events.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Our operations in the Wattenberg Field are

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focused on the liquid-rich horizontal Niobrara and Codell plays and our Ohio operations are focused in the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates, will and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC’s future production (including the commodity mix of such production) and projects; rates of return on projects; future costs and financial conditions; per well reserves and performance; anticipated cost savings and efficiencies; anticipated impairments; future debt metrics; and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•	the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments, and potential inaccuracies in preliminary estimates of impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•	availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•	our success in marketing crude oil, natural gas and NGLs;

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•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital expenditures;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company’s filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Before tax PV-10 is a non-GAAP measure and is different than the standard measure of discounted future net cash flows (“standardized measure”), which measure will be presented in PDC’s upcoming Annual Report on Form 10-K, in that before tax PV-10 is a pre-tax number, while standardized measure includes the effect of estimated future income taxes. Estimates of non-proved reserves, including 3P reserves, are based on more limited information, and are subject to significantly greater risk of not being produced than proved reserves.

Contacts:	Michael Edwards
Senior Director Investor Relations
303-860-5820 michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150 kyle.sourk@pdce.com

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